                                                                      Exhibit 23

                          Independent Auditors' Consent

The Board of Directors
Unigene Laboratories, Inc:

We consent to the incorporation by reference in the registration statements (No. 333-60642 and 333-75960) on Form S-1, the registration statements (Nos. 333-04557, 333-18079, 333-43439 and 333-63245) on Form S-3 and the registration statements (Nos. 33-18890, 333-52376, 333-01897 and 333-35951) on Form S-8 of
Unigene Laboratories, Inc. of our report dated March 29, 2002, except as to the last paragraph of Note 7, which is as of April 9, 2002, with respect to the balance sheets of Unigene Laboratories, Inc. as of December 31, 2001 and 2000, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Unigene Laboratories, Inc. Our report dated March 29, 2002, except as to the last paragraph of Note 7, which is as of April 9, 2002, contains an explanatory paragraph that states that Unigene Laboratories, Inc. has suffered recurring losses from operations and has a working capital deficiency which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty. Also, our report refers to a change in the method of accounting for revenue recognition for up-front, non-refundable license fees in 2000.

/s/ KPMG LLP


Short Hills, New Jersey
April 11, 2002